FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

 Date of Report (Date of earliest event reported) November 20, 2014

HOME TREASURE FINDERS, INC.
 (Exact name of Registrant as specified in its charter)

COLORADO	000-176154	26-3119496
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
3412 West 62nd Avenue, Denver, Colorado
Denver, Colorado 80221
(Address of principal executive offices and Zip Code)

(720) 273-2398
 (Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

References in this document to "us," "we," or "Company" refer to Home Treasure Finders, Inc. (the “Company”), a Colorado corporation.

Item 1.01 Entry Into A Material Definitive Agreement

On November 20, 2104 the Company leased the warehouse units known as 4420 Garfield Street and 4430 Garfield Street, Denver, Colorado, to an unrelated  third party. The third party plans to utilize the premises for a retail marijuana cultivation facility and/or a medical marijuana optional premises cultivation facility, as those terms are defined under Colorado law. The Company’s management and its tenant believe that all lease terms conform with the provisions of the State Law and all additional  local and state oversight and permit processes known  as the “Colorado Marijuana Code”.

The four year lease term begins on December 1, 2014,  at a monthly rent of $8,000. The tenant paid the first month rent plus a $8,000 deposit in certified funds at lease signing. Terms of the net lease provide that the tenant accepts the property in its present condition. Lease terms further provide that the tenant will utilize the existing build out plans, owned by the Company, and  that the tenant will utilize the related building permits, previously filed by the Company with the Denver City and County, to complete build out, all at tenant’s expense. Once the tenant completes the build out, the tenant anticipates being issued an occupancy permit by Denver City and County. Thereafter, the lease provides that the tenant may initiate and thereafter continue to undertake the cultivation and distribution of Cannabis provided the tenant remains in compliance with the "Colorado Marijuana Code".

The company has previously disclosed leasing its adjacent property known as 4440 Garfield Street. That  disclosure  is contained in the Subsequent Events section of the Notes to Unaudited Consolidated Financial Statements  in the Company’s  Quarterly Report on From 10-Q filed on November 13, 2014

Consequently, as of November 20, 2014 all of the Company’s three Garfield Street warehouses are fully leased, and, as of the date of this disclosure, generating full anticipated  revenue per the  terms of  two separate lease agreements.

Item 9.01 Financial Statements and Exhibits

Exhibits

Number	Description

10.1	Lease Agreement for 4420 and 4430 Garfield St.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME TREASURE FINDERS, INC.
(Registrant)

DATE: December 2, 2014	BY:	/s/ Corey Wiegand
Corey Wiegand
President